Exhibit 99.1

AMENDMENT NO. 3 TO SENIOR PROMISSORY NOTE

This Amendment No. 3 to Senior Promissory Note (the “Amendment”) is entered into by and between StockerYale, Inc., a Massachusetts corporation (the “Company”), and The Eureka Interactive Fund Limited (“Holder”) and is effective as of December 27, 2006.

WHEREAS, on or about May 12, 2005, the parties hereto entered into a transaction whereby Holder made a loan to the Company in the amount of $1,500,000 (the “Loan”);

WHEREAS, in consideration of the Loan, the Company issued a Senior Promissory Note (the “Note”) to Holder on May 12, 2005 in the aggregate principal amount of $1,500,000 (the “May Note”);

WHEREAS, under the May Note, interest accrues at an annual rate of 10% and is payable monthly and the outstanding principal is due and payable on September 12, 2005;

WHEREAS, pursuant to Amendment No. 1 to Senior Promissory Note dated August 26, 2005, the parties amended the May Note to provide for a maturity date of December 31, 2005;

WHEREAS, pursuant to Amendment No. 2 to Senior Promissory Note dated December 15, 2006, the parties amended the May Note to provide for a maturity date of January 15, 2007; and

WHEREAS, the parties wish to further amend the May Note as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The definition of Maturity Date contained in the May Note (as previously amended) is hereby amended to be January 15, 2008.

2. The aggregate outstanding principal under the May Note as of the date of this Amendment along with accrued interest thereon shall be payable in equal installments of fifty thousand dollars ($50,000) payable monthly on the fifteenth (15th) day of each month commencing on January 15, 2007 and continuing until March 15, 2007, and equal installments of one hundred thousand dollars ($100,000) payable monthly on the fifteenth (15th) of each month commencing on April 15, 2007 and continuing until December 15, 2007 and the entire balance of unpaid principal and interest thereafter shall be paid on the Maturity Date. The monthly payment of principal and interest described by the foregoing sentence is set forth as Exhibit A hereto.

3. Except as expressly set forth in this Amendment, the May Note (as previously amended) is not amended in any way and shall continue in full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

STOCKERYALE, INC.

By:	/s/ Mark Blodgett
Name:	Mark Blodgett
Title:	President and Chief Executive Officer

THE EUREKA INTERACTIVE FUND, LIMITED

By:	/s/ Anthony Clark
Name:	Anthony Clark
Title:	PARTNER Marshall Wace LLP, Acting As Agent For The Eureka Interactive Fund, Limited

Exhibit A

Date	Beg Balance	Principal	Interest	Total Payment	Ending Balance
12/15/2006					1,021,414.62
1/15/2007	1,021,414.62	41,488.21	8,511.79	50,000.00	979,926.41
2/15/2007	979,926.41	41,833.95	8,166.05	50,000.00	938,092.46
3/15/2007	938,092.46	42,182.56	7,817.44	50,000.00	895,909.90
4/15/2007	895,909.90	92,534.08	7,465.92	100,000.00	803,375.82
5/15/2007	803,375.82	93,305.20	6,694.80	100,000.00	710,070.61
6/15/2007	710,070.61	94,082.74	5,917.26	100,000.00	615,987.87
7/15/2007	615,987.87	94,866.77	5,133.23	100,000.00	521,121.10
8/15/2007	521,121.10	95,657.32	4,342.68	100,000.00	425,463.78
9/15/2007	425,463.78	96,454.47	3,545.53	100,000.00	329,009.31
10/15/2007	329,009.31	97,258.26	2,741.74	100,000.00	231,751.05
11/15/2007	231,751.05	98,068.74	1,931.26	100,000.00	133,682.31
12/15/2007	133,682.31	98,885.98	1,114.02	100,000.00	34,796.33
1/15/2008	34,796.33	34,796.33	289.97	35,086.30	0.00